BECKER CAPITAL MANAGEMENT, INC.
1211 SW Fifth Avenue, Suite 2185
Portland, OR  97204

August 23, 2011

To:           Unified Series Trust
2960 North Meridian Street, Suite 300
Indianapolis, Indiana  46208

Dear Ladies and Gentlemen:

We have been engaged as the sole investment adviser to the Becker Value Equity Fund (the “Fund”), a series of the Unified Series Trust, an Ohio business trust (the “Trust”), pursuant to the Management Agreement approved by the Board of Trustees.

Effective as of the date set forth above, we hereby agree to waive our advisory fee and/or to reimburse expenses of the Fund, but only to the extent necessary to maintain the Fund’s total annual operating expenses, excluding brokerage fees and commissions; fees paid pursuant to the Retail Class Administrative Services Plan; borrowing costs (such as (a) interest and (b) dividend expenses on securities sold short); taxes; any 12b-1 fees, any indirect expenses, such as fees and expenses of acquired funds; and extraordinary litigation expenses, at 0.68% of the Fund’s average daily net assets. This Agreement shall continue in place until the earlier to occur of February 28, 2013, or such date as the Fund is terminated or liquidated in accordance with the provisions of the Trust’s Declaration of Trust or Bylaws. We understand that we may not terminate this Agreement prior to such date, except that we may voluntarily agree to lower the expense cap.

Any waiver or reimbursement by us is subject to repayment by the Fund in the three fiscal years following the fiscal year in which the particular waiver or reimbursement occurred; provided that the Fund is able to make the repayment without exceeding the 0.68% expense limitation.

Very truly yours,

                                                                                             BECKER CAPITAL MANAGEMENT, INC.

By:  /s/ Patrick E. Becker, Jr.
Patrick E. Becker, Jr., President

Acceptance
The foregoing is hereby accepted.

UNIFIED SERIES TRUST

By:  /s/ John C. Swhear
 John Swhear, Senior Vice President